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NEWS RELEASE
CONTACT: CHARLES J. KESZLER 972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES, INC. ANNOUNCES EXPECTATIONS FOR
THIRD QUARTER 2003 RESULTS

Dallas, TX, October 6, 2003—Lone Star Technologies, Inc. ("Lone Star") (NYSE:LSS) today announced that it expects a net loss in the range of $15.7 million to $18.5 million, or $0.55 to $0.65 per diluted share, for the third quarter of 2003. This will include one-time charges of approximately $2.6 million associated with Lone Star's ongoing cost reduction efforts involving further consolidation of certain specialty tubing facilities, write-downs of precision mechanical tubing and other inventories and employee severance costs.

Lone Star said that sales of its premium oilfield tubular products were negatively impacted by a number of factors, including ongoing weakness in deep well drilling activity, reductions in drilling by certain of its customers, increased OCTG imports and an initial decrease in sales volume due to price increases for its oilfield tubular products during the quarter. As a result, third quarter revenues were lower than second quarter revenues. Further details regarding Lone Star's third quarter operations will be provided when the company reports its third quarter results on October 15, 2003.

Lone Star also announced today that its Board of Directors has extended its authorization of the stock buyback program of up to $8 million through September 2004. Under the program, Lone Star will continue to purchase stock through open market transactions from time to time in accordance with applicable securities laws.

Lone Star Technologies, Inc.'s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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LONE STAR TECHNOLOGIES, INC. ANNOUNCES EXPECTATIONS FOR THIRD QUARTER 2003 RESULTS